FortuNet Announces Third Quarter 2006 Financial Results
LAS VEGAS - November 14, 2006 - FortuNet, Inc. (the “Company”) (Nasdaq: FNET) today announced financial results for the quarter ended September 30, 2006.

FortuNet’s quarterly revenue continued the recent trend of growing at a double-digit rate compared to the same quarter of the prior year. Specifically, sales during the quarter ended September 30, 2006 were approximately $4.08 million as compared with the sales of $3.51 million for the same quarter of the last year, an increase of 16.1%. For the 9 months ended September 30, 2006 sales were $12.05 million as compared with sales of $10.98 million for the same quarter of the previous year, an increase of 9.7%. The earnings for the current quarter were $0.05 per share, a decrease of approximately $0.01 per share as compared with the third quarter of the previous year (a 16.7% decrease). For the first three quarters of the current year, the total earnings were $0.07 per share, a decrease of approximately $0.13 per share (or 65.0%) in comparison with the total earnings per share for the first 9 months of the previous year. The quarterly and 9-months decreases in earnings per share are attributable primarily to the fiscal impacts associated with the Company’s transition from a privately held corporation to a publicly traded entity. Importantly, even though the current quarterly earnings per share are lower than the earnings per share of a year ago, the current quarterly earnings of $0.05 per share are significantly better than the earnings of $0.00 per share for the second quarter of 2006.

During the quarter ended September 30, 2006, the Company was granted an additional gaming license by the Nevada Gaming Commission, namely, the Operator of Mobile Gaming Systems license. This license is necessary for the Company to operate mobile gaming systems in the future; however, the Company still needs to obtain product-specific licenses to manufacture and sell its mobile gaming devices. In October of 2006, the Company’s chief executive officer, chief financial officer, chief technology officer and chief marketing officer were individually licensed or re-licensed by the Nevada Gaming Commission. Notwithstanding the achievement of these licensing milestones in the Company’s strategy to penetrate the emerging mobile gaming market in Nevada, the Company does not expect to receive approval of its mobile gaming systems, which are currently under review by the Nevada Gaming Control Board, in 2006.

Today the Company unveiled a number of new gaming products at the G2E gaming show in Las Vegas, NV including a new model of its Mega FortuNet® mobile gaming system adapted to comply with Nevada’s latest mobile gaming standards and policies. The new model includes a new fully redundant file server and a new high-speed expanded memory MobiPlayer’ mobile player unit incorporating an ultra-bright 10.4” color LCD screen adapted for both the indoor and the outdoor use. In addition, the Company exhibited two new models of VeriFlash’ solid state bingo flashboards having a new (patent pending) capability to display specifically the winning bingo numbers, patterns and prizes in addition to the conventional capability of showing all called bingo numbers and all bingo patterns being played.

Cautionary Note Regarding Forward-Looking Statements

This press release may contain forward-looking statements within the “safe harbor” provisions of the Private Securities Litigation Reform Act of 1995. All statements included in this press release, other than statements that are purely historical, are forward-looking statements. Words such as "going forward," "believes," "intends," "expects," "forecasts," "anticipate," "plan," "seek," "estimate" and similar expressions also identify forward-looking statements. Forward-looking statements in this press release include, without limitation, statements regarding (1) the Company’s intent to enter the mobile gaming market in Nevada, and (2) the Company’s expectation that it will not receive approval of its mobile gaming devices from the Nevada Gaming Control Board in 2006. The Company’s beliefs, expectations, forecasts, objectives, anticipations, intentions and strategies regarding the future are not guarantees of future performance and are subject to risks and uncertainties that could cause actual results to differ materially from results contemplated by the forward-looking statements, including but not limited to, (1) difficulties in the design, development, regulatory approval and marketing of mobile gaming devices, and (2) the Company’s inability to control the process by which regulatory approval is granted to manufacture and sell specific mobile gaming devices.

The forward-looking statements in this press release are subject to additional risks and uncertainties set forth under the heading "Risk Factors" and "Management's Discussion and Analysis of Financial Condition and Results of Operations" in the Company’s filings with the Securities and Exchange Commission, including, without limitation, the Company’s Report on Form 10-Q filed on November 14, 2006, and are based on information available to the Company on the date hereof. The Company does not intend, and assumes no obligation, to update any forward-looking statements. Readers are cautioned not to place undue reliance on forward-looking statements, which speak only as of the date of this press release, and should review the company’s filings with the Securities and Exchange Commission.

About FortuNet, Inc.

FortuNet is a Las Vegas-based and Nevada-licensed manufacturer of multi-game server- based gaming platforms. FortuNet’s gaming platforms include networks of both wireless and stationary player terminals, cashier-based point-of-sale terminals, self-service kiosks and central game file servers. FortuNet is a leader in the mobile bingo gaming device market with its fourth-generation wireless and stationary player terminals marketed under the BingoStar® brand name and intends to enter the emerging mobile gaming market in Nevada. Traditional casino games, such as keno, slots and poker, can be readily adapted to FortuNet’s gaming platform, which will be marketed under its WIN-WINTM MobiPlayer’ brand names.

Investor Contact:
Jack Coronel
(702) 796-9090
jack@fortunet.com